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Exhibit 4.7

Form of Katz Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

COMMON STOCK PURCHASE WARRANT

Warrant No.	Number of Shares 105,000

ASK JEEVES, INC.

Dated as of July 26, 2001 (the "Original Issue Date")

        1.    Issuance.    This Warrant is issued to Dr. Boris Katz by Ask Jeeves, Inc., a Delaware corporation (hereinafter with its successors called the "Company").

        2.    Purchase Price; Number of Shares.    Subject to the terms and conditions hereinafter set forth, the registered holder of this Warrant (the "Holder"), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the office of the Company, 5858 Horton Street, Suite 350, Emeryville, California 94608, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company at a price per share of One Dollar Thirty-Four Cents ($1.34) (the "Purchase Price"), one hundred five thousand (105,000) fully paid and nonassessable shares of common stock, $0.001 par value, of the Company (the "Common Stock"), and all rights to purchase shares of the Company's Series A Preferred Stock, par value $0.001, that may attach to such Common Stock pursuant to that certain Rights Agreement between the Company and Fleet National Bank, N. A., dated April 26, 2001. Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

        3.    Lock Up Restrictions.    Notwithstanding any provision hereof, this Warrant shall not be exercisable prior to July 26, 2002 (the "Lock Up Release Date"). On and after the Lock Up Release Date, the holder may not exercise this Warrant (i) during any consecutive thirty (30) day period, for more than thirty-one thousand five hundred (31,500) shares of Common Stock (subject to adjustment pursuant to Section 10 hereof) and (ii) during any single trading day, for more than the lesser of (A) ten thousand five hundred (10,500) shares of Common Stock (subject to adjustment pursuant to Section 10 hereof) or (B) ten percent (10%) of the average daily trading volume of the Common Stock during the trailing four (4) week period (subject to adjustment pursuant to Section 10 hereof).

        4.    Payment of Purchase Price.    The Purchase Price may be paid by delivery of cash or a check to the Company.

        5.    Net Issue Election.    The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X =	Y (A-B) A

where

            X = the number of shares to be issued to the Holder pursuant to this Section 5.

            Y = the number of shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 5.

            A = the fair market value of one share of Common Stock.

            B = the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 5.

        For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

          (i)    if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a ten (10) consecutive full trading day period ending three (3) days before the day the current fair market value of the securities is being determined;

          (ii)  if the Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the ten (10) consecutive full trading day period ending three (3) days before the day the current fair market value of the securities is being determined; or

          (iii)  if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the current fair market value of Common Stock shall be the price per share as determined in good faith by its Board of Directors, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value of Common Stock shall be deemed to be the value received by the holders of the Company's Common Stock on a common equivalent basis pursuant to such merger or acquisition.

        6.    Partial Exercise.    This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

        7.    Issuance Date.    The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

        8.    Expiration Date; Automatic Exercise.    This Warrant shall expire, and shall be void thereafter, on the close of business on the fifth anniversary of the Original Issue Date. Notwithstanding the foregoing, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 5 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

        9.    Reserved Shares; Valid Issuance.    The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

        10.    Subdivisions and Combinations.    If after the Original Issue Date the Company shall subdivide the Common Stock, by split-up or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

        11.    Mergers and Reclassifications.    If after the Original Issue Date there shall be any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 10 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

        12.    Fractional Shares.    In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant as an entirety, the Holder would, except as provided in this Section 12, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher number of full shares of Common Stock, issuing a full share with respect to such fractional share.

        13.    Amendment.    The terms of this Warrant may be amended, modified or waived by a written instrument signed by the Company and the Holder.

        14.    Warrant Register; Transfers, Etc.

          (a)  The Company will maintain a register containing the name and address of the registered holder of this Warrant. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

          (b)  Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Common Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

          (c)  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of indemnity reasonably satisfactory to the Company, provided, however, that so long as Dr. Boris Katz is the registered holder of this Warrant, no indemnity shall be required other than its written agreement to indemnify the Company against any loss arising from the issuance of such new warrant.

        15.    No Impairment.    The Company will not, by amendment of its Certificate of Incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such commercially reasonable action as may be necessary or appropriate in order to protect the rights of the Holder.

        16.    Governing Law.    The provisions and terms of this Warrant shall be construed and enforced in accordance with and governed by the laws of the State of California.

        17.    Successors and Assigns.    This Warrant shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

        18.    Business Days.    If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Saturday or Sunday or a legal holiday, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

ASK JEEVES, INC.
(Corporate Seal)	By:

Title:

Attest:

Subscription

To:	Date:

        The undersigned hereby subscribes for                        shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature
Name for Registration
Mailing Address

Net Issue Election Notice

To:	Date:

        The undersigned hereby elects under Section 5 to surrender the right to purchase            shares of Common Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature
Name for Registration
Mailing Address

Assignment

        For value received                        hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                        its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

In the Presence of:

QuickLinks

  Form of Katz Warrant